UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2024

SPECTRAL CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50274	51-0520296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Fifth Avenue, Suite 4200 Seattle, WA	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(206) 262 - 7799

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Unless the context otherwise requires, “we,” “us,” “our,” “Spectral” and the “Company” refer to Spectral Capital Corporation, Inc., a Nevada corporation and its consolidated subsidiaries following the Closing (as defined below).

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase of Quantum Nanophotonics Technology

On December 16, 2024, the Company entered into a Definitive Acquisition Agreement (“Agreement”) with Verdant Quantum, OÜ (“Verdant”), an Estonian company and Moshik Cohen, whereby the Company acquired technology owned by Verdant related to plasmonics and quantum nanophotonics for use in the development of devices that significantly accelerate the functional processor speed of classical computers (the “IP”).  Verdant developed the IP at its laboratory facility in Israel under the guidance of principal inventor Moshik Cohen (the “Inventor”).  The Agreement is attached hereto as an exhibit.

The Agreement provides that Spectral issue Verdant 10,000,000 common shares of Spectral in exchange for the IP. Verdant provided a description of the IP contained in Exhibit A to the Agreement.  Verdant provided certain representations to the Company in the Agreement as specified below:

•Transfer of the IP free of any liens, encumbrances or other impediments to free and exclusive use

•Transfer of the IP includes any related or ancillary IP owned by the Inventor or any affiliate thereof

•Representation that the IP was properly transferred from the Inventor to Verdant

•The Inventor has confirmed that all relevant IP necessary for the commercialization of these innovations is included and that no related intellectual property is held by any other entity.

•The plasmonic technology IP has demonstrated in field testing that it enables data transmission and computation at speeds approaching that of light, significantly surpassing the capabilities of traditional parallel processing systems like those developed by companies in the parallel processing space.

As a result of the Agreement, the Inventor will also be appointed as Chief Technology Officer of the Company as well as the Chief Executive Officer of a to-be-formed Israeli subsidiary of the Company to further develop and commercialize the IP.  The Inventor will receive an annual salary of $240,000 with potential annual cash bonus compensation that could bring his annual salary to $1,000,000.  The Company will also request that the Board of Directors grant the Inventor options to purchase 2,000,000 common shares of Spectral at the current fair market value vesting over 4 years.  The Agreement also provides that within 30 days of the Company’s listing on the NASDAQ or NYSE (“Listing”), the Company shall invest $25 million into Verdant IL on a milestone basis with a budget determined by mutual agreement between the Chairman of the Company and the Inventor.

Item 2.01 of this Report discusses the consummation of the Asset Purchase of Quantum Nanophotonics Technology and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 16, 2024, the Company completed the acquisition of the IP from Verdant.  However, the Company’s board of directors has not yet issued the required common stock purchase options to the Inventor nor has the Company’s board of directors yet approved the issuance of the 10,000,000 common shares (“Shares”) of Spectral to Verdant.  Under the Agreement, the Company has up to 30 days to issue the Shares.

After giving effect to the shares issued in the asset purchase, there will be issued and outstanding common equity shares in the amount of 81,742,516 shares, par value $0.0001, of which there is only a single class. There are 5,000,000 preferred shares authorized, 2,000,000 of which have been designated as Series Quantum 1,000,000 of which are issued and outstanding.

The common stock trades on the OTCQB under the symbols “FCCN.”

Cautionary Note Regarding Forward-Looking Statements

This Report includes statements that express Spectral’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report (including in information that is incorporated by reference into this Report) and include statements regarding Spectral’s intentions, beliefs or current expectations concerning, among other things, the results of operations, financial condition, liquidity, prospects, growth, and strategies of Spectral and the markets in which Spectral operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting Spectral.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Definitive Acquisition Agreement (“Agreement”) with Verdant Quantum, OÜ (“Verdant”), an Estonian company, Moshik Cohen and the Company dated December 16, 2024.
99.1	Press Release issued by Spectral Capital Corporation on December 18, 2024.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRAL CAPITAL CORPORATION

Date: December 19, 2024	By:	/s/ Jenifer Osterwalder
	Name:	Jenifer Osterwalder
	Title:	Chief Executive Officer, President